EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus Supplements filed pursuant to Rule 424(b) dated September 25, 2008 to Registration Statements No. 333-133184 and 333-136297 on Form S-1 of our report dated September 25, 2006 (September 24, 2007 as to Note 3), relating to the consolidated financial statements and financial statement schedule of Neiman Marcus, Inc. (which report expresses an unqualified opinion and includes an emphasis-of-a-matter paragraph relating to discontinued operations), appearing in this Annual Report on Form 10-K of Neiman Marcus, Inc. for the year ended August 2, 2008.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
September 22, 2008